Press Contact:
Jordan Hassin
Iridium Communications Inc. Jordan.Hassin@Iridium.com
+1 (703) 287-7421

Investor Contact:
Kenneth Levy
Iridium Communications Inc.
Ken.Levy@Iridium.com
+1 (703) 287-7570
Iridium Appoints Louis Alterman to Board of Directors

MCLEAN, Va., December 4, 2025 – Iridium Communications Inc. (Nasdaq: IRDM), a leading provider of global voice, data, and PNT satellite services, today announced the appointment of Louis Alterman to its Board of Directors, effective immediately. This appointment expands the size of the Board to twelve members, nine of whom are independent.
“Louis’ background aligns perfectly with Iridium’s strategic vision to deliver innovative and unique communication services across the globe,” said Matt Desch, CEO, Iridium. “His proven track record of guiding companies through periods of transformation and growth, both as a CEO and CFO, will be a tremendous asset to our Board and Iridium.”
“Louis’ operational leadership and financial acumen across the communications and technology sectors make him ideally suited to join the Iridium Board and help deliver value for Iridium shareholders,” said Robert H. Niehaus, Chairman of the Board, Iridium.
Alterman has served as president, chief executive officer and board member of Stratix Corporation, the largest pure-play enterprise mobility specialist in North America, since 2019. From 2017 to 2019, he was chief financial officer (“CFO”) of Rackspace, a global cloud technology services company, and before that, he held numerous roles of increasing responsibility at EarthLink, a telecommunications provider, from 2003 to 2017, including serving as CFO from 2015 to 2017.
Alterman is on the board of directors of Diversified, a global technology solutions provider. He previously served on the board of CareerBuilder from 2018 to 2022, and from 1999 to 2003, he worked at BellSouth (now part of AT&T).
He received a bachelor’s degree in business administration from the University of Georgia, a Master of Business Administration from Emory University’s Goizueta Business School and subsequently completed executive education at Harvard University.

To learn more about Iridium visit: www.iridium.com
About Iridium Communications Inc.
Iridium® is the only mobile voice and data satellite communications network that spans the entire globe. Iridium enables connections between people, organizations, and assets to and from anywhere, in real time. Together with its ecosystem of partner companies, Iridium delivers an innovative and rich portfolio of reliable solutions for markets that require truly global communications. In 2024, Iridium acquired Satelles and its positioning, navigation, and timing (PNT) service. Iridium Communications Inc. is headquartered in McLean, Va., U.S.A., and its common stock trades on the Nasdaq Global Select Market under the ticker symbol IRDM. For more information about Iridium products, services, and partner solutions, visit www.iridium.com.

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